Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC,
Research Division

ATTENDEES

Sarah S. Mekus

The State Bank and Trust Company

Presentation

Operator

Good morning, and welcome to the SB Financial Fourth Quarter 2024 Conference Call and Webcast. I would like to inform you that this conference call is being recorded. [Operator Instructions] We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah S. Mekus

The State Bank and Trust Company

Thank you, and good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information as well as reconciliations of non-GAAP financial measures are included in today’s earnings release materials as well as our SEC filings. These materials are also available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Chairman, President & CEO

Thank you, Sarah, and good morning, everyone. Welcome to our fourth quarter 2024 conference call and webcast.

2024 was definitely a year of expansion, one of some resilience and disciplined execution of our company. Despite a challenging economic environment, marked by rising funding costs and evolving market dynamics, we delivered solid results, underscoring the strength of our diversified revenue business model and our commitment to our key strategic initiatives.

Let me begin by highlighting some of our key achievements for the quarter and for the full year. However, before I begin, I would like to congratulate the SB Financial and Marblehead teams on successfully closing on the acquisition of the Marblehead Bank that was achieved this past Friday. We look forward to a very productive 2025, where we can provide the Marblehead clients and employees with all that State Bank team and our business lines have to offer.

Highlights for the quarter include net income of $3.6 million, with diluted EPS of $0.55, which is down slightly compared to the prior year. However, when we adjust for the servicing rights and the Visa B share sale in 2023, EPS would be up $0.07 over the prior quarter or 16.7%.

Tangible book value per share ended the quarter at $16, up from $14.98 or a 7% increase. Net interest income totaled $10.9 million, an increase of 13.7% from the $9.6 million in the fourth quarter of 2023. From the linked quarter, margin revenue accelerated at 28% annualized pace.

Loan growth for the full quarter was $46.5 million, up 4.7%, and this quarter marked the third consecutive quarter of sequential loan growth. Our Columbus region, led by our newer regional president, [ Adam Russell ], delivered the bulk of that growth or $57 million and ironically, 113% of our net growth.

Deposits were stable to the linked quarter and were up over $82 million to $1.15 billion. Growth in our deposit base was consistent, with 80% of our offices reporting higher deposit levels as compared to the prior year. This growth demonstrates the benefit of our relationship-driven approach and our ability to attract and retain clients in a highly competitive rate environment.

Mortgage originations for the quarter were $73 million. And for the year, we originated $261 million. Northwest Ohio area, $74 million; our Indiana market, $70 million; Columbus, $114 million; and our new Cincinnati market, $3 million. The $261 million growth, while still arguably well below our capacity, was an increase over 2023 by $45 million or 21%, as the second half of 2024 delivered over 55% of our total 2024 volume.

The servicing portfolio improved to $1.43 billion, which was up from both the prior year by 4.4% and linked quarter by 6%. Operating expenses were flat to the linked quarter and up 6.1% compared to the fourth quarter of 2023. And finally, while charge-off levels were slightly elevated in the quarter at 7 basis points, our remaining asset quality metrics were consistent with prior quarter.

Our strategic path forward remains hinged on those 5 key strategic initiatives we mentioned in prior quarters, that’s growing and diversifying revenue, more scale for efficiency, more scope for more households, more services in those households, certainly, operational activity and finally, asset quality.

Looking a little bit closer at revenue diversity. The mortgage business line ended 2024 on a relatively high note, delivering volume, as I mentioned, of $73 million, higher than the linked quarter and up substantially from the prior year. Most importantly, as I mentioned, we were able to deliver 21% higher volume than 2023, in what was still a fairly tough year for this business line.

Strategically, in 2024, we achieved several milestones, with our Indiana team nearly becoming our second highest volume region in just 5 years and are well on their way to delivering a $100 million year in 2025. And our newest region of Cincinnati was able to generate 12 loans or $2.6 million in volume in just a very few short months. We expect to add originators in that market and generate substantial volume in 2025.

Noninterest income was up slightly from the linked quarter at $4.6 million. And when we adjust the prior year for the sale of our Visa B shares, year-over-year increase was $479,000 or 11.8%. The wealth and title businesses have improved throughout 2024, as they’ve been the beneficiary of our internal referral process.

We’ve seen commercial title revenues supplant the reduced residential volume and allow peak tile to remain flat to the prior year as residential volume reflected stress. Likewise, positive results from our brokerage business, which relies a great deal on client and internal referrals, delivered an increase in brokerage revenue of over 73% compared to the prior year.

Let’s go to scale. A key highlight for the year was the successful acquisition, as I mentioned, of the Marblehead Bankcorp, that we completed January 17. This all-cash acquisition expands our presence into Ottawa County, Ohio, strengthening our market positioning in a higher growth area, while creating new opportunities to deepen Marblehead’s existing client relationships and deliver a more diverse palette of tailored financial solutions for their existing and new clients.

This milestone reflects our deep commitment to serving our growing customer base and driving long-term shareholder value. I’m proud of our team as we were able to close on this transaction very quickly, given the execution of the merger agreement in just August.

Again, as I indicated earlier, deposits from the linked quarter were stable and were up substantially from the prior year by over $82 million. Our ability this past year to quickly pivot and expand our client deposit relationships via the state of Ohio Homebuyer Plus program was certainly meaningful to our results. We anticipate 2025 to be another solid year of deposit growth as we add the $50-plus million from Marblehead and return to more intentional C&I-based growth in both our legacy markets as well as our new growth markets.

Overall, loan growth for 2024 was below our pre-COVID traditional levels of approximately 8%, but we saw the second half of the year improved dramatically, especially in our newer Columbus market. Since June of 2024, total loans have improved by $41 million or an 8.2% on an annualized basis.

Also to note, we have consciously placed less emphasis on growing residential real estate portfolio loans, instead concentrating on a higher salable strategy and allow portfolio amortization to better mature. In fact, for the year, the residential portfolio was down nearly $10 million. Normalizing our portfolio to exclude residential real estate would result in our loan growth rising from $47 million to over $57 million, again, an adjusted 8.3% growth rate.

We continue to balance capital needs for growth and the return of capital via dividends and share buybacks to our stockholders. This quarter, we were fairly aggressive on our buyback with over 130,000 shares being repurchased. For all of 2024, we returned nearly $8.5 million to our shareholders via buyback and dividend or approximately 74% of our net income.

In terms of deeper relationships, more scope. As we have discussed in our prior quarters, our expanded contract -- contact center is up and fully operational. For all of 2024, we had more than 105,000 client interactions. Long term, we think this strategy will build both brand awareness and greater brand loyalty.

Organic expansion was a key part of the conversation for us in 2024. We added MLOs in several of our legacy markets to take advantage of competitors leaving the business line. And we also added 6 MLOs in our growth regions of Indianapolis and Cincinnati.

We expect that the addition of the 2 offices of Marblehead this year will provide additional opportunities to deliver even greater organic balance sheet growth and saleable mortgage originations.

Operational excellence. As we discussed, total mortgage volume was 21% higher compared to 2023 and $261 million. And equally important to the success of our business model, we sold 83% of the volume in the secondary market. The purchase market was the dominant player again this year, like 2023, as we saw purchase and construction volume encompass 88% of our total, down slightly from 92% in 2023. In addition, our internal refinance volume was just 3.4% of our 2024 production.

Finally, asset quality. Charge-offs spiked a bit in the quarter to 7 basis points, but we’re still quite low for the year at just 2 basis points overall. We also expect that the 3 commercial credits that increased our nonperforming loan levels beginning in the third quarter will resolve themselves in the first half of 2025. Our current expectations are for those credits to be unwound with minimal financial impact. We continue also to see a significant improvement in our criticized and classified loans, which were down to $6.4 million from $9 million in the prior year or a reduction of $2.6 million or 29%.

I’ll now ask Tony Cosentino, our CFO, to give us a little more information on our quarterly performance and annual performance. Tony?

Anthony V. Cosentino

Executive VP & CFO

Thanks, Mark, and again, good morning, everyone. Let me outline some additional highlights of our fourth quarter and full year results. First, let’s take a look at the income statement and net interest income.

In the fourth quarter, net interest income was $10.9 million, up $1.3 million or 13.7% compared to the same quarter last year. This growth reflects the higher loan balances and improved asset yields, even as funding costs rose slightly. For the full year, net interest income totaled $39.9 million, a 1.7% increase over 2023.

The stabilization of funding costs and to a lesser extent, loan growth, has driven that margin improvement. For the quarter, cost of interest-bearing liabilities was 2.36%, up just 3 basis points from the prior year and from the linked quarter, was down 17 basis points. And our deposit cost of funds has likewise improved to 1.78%, down 16 basis points from the linked quarter, however, up 16 basis points from the prior year.

As we look at noninterest income, for the quarter, it was $4.6 million, down from $5.5 million in the prior year, but up 10.5% from the linked quarter. I would note the results for the fourth quarter last year included $1.5 million in gains on the sale of securities, which did not occur in the fourth quarter of 2024.

Gains on mortgage loan servicing rights and wealth management fees contributed to the sequential improvement, reinforcing the value of our diversified revenue stream. For the full year, noninterest income declined by 4% compared to the prior year, but still accounted for 29.5% of total revenue. This performance was supported by wealth management and other fee-based business lines despite challenges in the mortgage, SBA and total insurance sectors.

As we look at the provision for credit losses, we recorded an actual credit of $76,000 in the fourth quarter due to the reduction in our unfunded commitments. Our CECL model is reflective of the improvement in the economic factors, which drove no increase in our allowance level this quarter. And our nonperforming levels continue to include no OREO. And as Mark indicated, we believe this level is the high watermark we will experience for the coming 3 to 6 quarters.

On efficiency, the efficiency ratio for the quarter was 71.1%, slightly up from 68.4% last year due to the rising funding costs. However, operating expenses remain well controlled, totaling $42.9 million for the year, just slightly higher than the ‘23 levels. This reflects our commitment to balancing growth investments with disciplined expense management.

As we turn to the balance sheet, on loans, as Mark mentioned, total loans ended the year at $1.05 billion. And with 20% of our portfolio set to reprice over the next 12 months, we anticipate that our yield on earning assets will improve, along with the higher anticipated new loan volume and pricing.

Deposits. Deposit growth followed suit and grew to $1.15 billion. On a granular basis, low-cost transactional deposits accounted for 100% of this growth as higher cost time deposits were level to the prior year. Even with that deposit growth, we managed to increase our loan-to-deposit ratio to nearly 91%. And as a result of our growth, our overall cost of deposits of 1.86% was well maintained. Going forward, I would expect that the liquidity coming from the Marblehead acquisition and the scheduled amortization of our bond portfolio will fund the majority of our 2025 loan growth.

On capital management, during the quarter, as Mark indicated, we repurchased 130,000 shares at an average price of $21, just slightly above the adjusted tangible book value. For the full year, we repurchased over 250,000 shares, which was on par with what we have done over the last 3 years. Tangible book value per share increased to $16, up 6.8% year-over-year, reflecting the strength of our capital position and our strategic capital deployment.

On asset quality and taking a little future look, nonperforming loans remained low at 53 basis points of total loans, with net charge-offs at just 7 basis points for the quarter. The allowance for credit losses provided coverage of 274% of nonperforming loans, underscoring the robustness of our risk management framework.

And as we look forward, net interest margin improved in the fourth quarter to 3.35%, up 18 basis points from the linked quarter. With a substantial portion of loans repricing in 2025 and funding costs continuing to moderate, we anticipate gradual margin expansion throughout the year, even with some anticipated Fed rate decreases at the short end of the curve.

I’ll now turn the call back over to Mark.

Mark A. Klein

Chairman, President & CEO

Thank you, Tony. This has been a bit of a challenging year, but in many ways, very satisfying as we’ve expanded our asset and client base in a number of our regions, leading to our organic balance sheet growth, made the acquisition we discussed with significant liquidity, increased book value and delivered market appreciation to our shareholders.

We announced a dividend this past week of $0.145 per share, equating to a 2.83% approximate yield. Our total shareholder dividend in 2024 was $0.56 or 33% of our earnings. In closing, I want to again welcome the Marblehead clients, community stockholders and staff to our company. We remain quite pleased with the potential to grow our new region and a largely untapped market. We intend to leverage our higher performance business model into organic balance sheet growth for Marblehead in 2025 and beyond.

And now we’ll open the call up for investor questions. Sarah?

Sarah S. Mekus

Senior VP & Controller

Thank you. We are now ready for questions.

Question and Answer

Operator

[Operator Instructions] The first question comes from Brian Martin with Janney Montgomery.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Just a couple of areas, just to touch on, just to get some clarification on the -- Mark, it sounds like just higher level, or Tony, on the mortgage, the investments in both Indiana and Cincinnati sound like they should pay some pretty nice dividends here as you look into ‘25 with new talents and obviously the new markets.

But just -- if we don’t see any change in rates, can you just kind of talk about what you think you can add in terms of production just with bringing on new talents in these markets just to kind of get a floor of what we think is potential on the mortgage this year? And then if we do get some benefit elsewhere, even better performance. But just kind of how you’re thinking about a floor in terms of originations for ‘25?

Mark A. Klein

Chairman, President & CEO

Yes. Thanks, Brian. As you know, we’ve grounded out in ‘24 with $260 million, $270 million, which really, again, we think is at the trough of the conversation. Certainly, as I’m sure we’ve indicated somewhere, we’re looking for something near the $400 million mark in ‘25.

So we have 2 producers in Cincinnati, and we’re looking to build that team down there with 2 to 4 additional. We now have 9 in Cincinnati. And if each of those individuals do $10 million to $11 million on average, which is kind of about the watermark today for MLOs given our traditional portfolio products as well as salable products, so I would say, Brian, that 400 mark is kind of what we’re shooting for.

We certainly know and we all know about how tied that is to the 10-year treasury and where rates are, but we’ve been able to compete. We’ve been nicely competitive in the construction phase, and those roll into potentially portfolio deals and sold deals. But we’re trying to make sure that not only are we competitive on putting loans on our books, but more importantly, to move those out of construction and the like and move a salable product. So that is the emphasis for 2025, but a 400 number would be a nice place for us to be in 2025.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And the people you’re going to hire, Mark, what you said primarily that it’s going to be in the Cincinnati market, that’s where you’re adding staff? Or is there any other markets you’re adding folks in?

Mark A. Klein

Chairman, President & CEO

Well, we’re adding some up in Northwest Ohio here, some high producers that we’re very familiar with, so right on the cusp of that. But going from 2 to 6 or so in Cincinnati, certainly is plausible. And as I mentioned, we’ve gone from like 5 and 6 to 9 in that Indy market. And they’re high producers and they got a great team. And we’re expecting that -- as I mentioned, that $100 million kind of thing out of Indy, they almost ramped up to #2 behind Columbus this year. And we’re pretty optimistic about where they’re at, and we’re pretty optimistic about the 2 individuals that we have as the nucleus for Cincinnati.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. That’s helpful. And then just in terms of loan growth, it sounds as though you’re -- the shift maybe a little bit – that continues in terms of -- if we think about ‘25, the residential portfolio likely continues to still come down a bit and the commercial -- traditional organic commercial growth is going to be what drives growth.

So just kind of how are we thinking about pipelines today and then just organic growth throughout ‘25? Does that seem right the -- still a little bit more reduction in mortgage and then growth elsewhere and kind of what -- where that nets out to as you think about big picture for the year?

Mark A. Klein

Chairman, President & CEO

Yes. The residential real estate arena on PCG still exists and survives, knowingly that when we do those, there’s a high probability that they may get refinanced or something else happens to them. We are getting some amortization in that portfolio as we speak. But clearly, what I’m optimistic about, Brian, is our current run rate and trajectory.

The second half of ‘24 -- if you look at what we’ve done in Columbus, the second half ‘24, virtually all of our growth came in the second half of 2024. And as I mentioned, nearly net all from the Columbus market. And right now, Steve can give us some numbers, but we booked a fair amount of volume of which has been drawn, but yet, we’re probably talking -- half of it remains yet to be drawn, which would give us really, quite honestly, a full half a year of growth, just what’s already been closed and on the books. And Steve’s probably got some additional data for us.

Steven A. Walz

Executive VP & Chief Lending Officer

Sure. Yes, Brian, to piggyback on what Mark is saying there, we are certainly encouraged on -- in what we see in the Central Ohio region. To Mark’s point, we have a bit of a tailwind on approved and closed loans with about $30 million yet to draw that we, obviously, expect to see in the first half to 3 quarters of the year. That doesn’t include some loans we have already approved here in January that will add to that.

So certainly, Central Ohio, we remained very bullish on our prospects there. And we’re seeing -- we’d like to see broader participation out of all our markets. We have seen a couple participating already in January. So we are certainly encouraged by the momentum we’re seeing to this early start to the year.

Mark A. Klein

Chairman, President & CEO

Yes, I would like to think, Brian, we’re going to get back to that high single-digit, 8%. As Steve mentioned, we’ve got 4%, 5% currently in the bag, absent others paying off, which always happens. But certainly, the run rate gives us a pause for optimism in the first half of ‘25 and beyond.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And I guess, in terms of -- Tony, just on the margin and kind of layering in Marblehead. I think you talked about, I mean, the combination of this loan growth, some stability or further reduction in funding. Maybe we’re kind of at a floor at the margin here and it’s upward from here. And then maybe just remind us the benefit from Marblehead here and how to think about that as we go into ‘25 now that the deal is closed.

Anthony V. Cosentino

Executive VP & CFO

Right. Yes. I think 3.35% was our margin number here in the fourth quarter. And I think I would say that was more positive than I had anticipated. Our ability to reduce funding costs was a little bit better than I anticipated. We really didn’t lose clients when we were pretty aggressive on moving down rates when the Fed moved. So I thought that was a positive.

I concur with you. I think the 3.35% is probably our baseline, and it’s certainly not going to go up kind of double-digit percentage per quarter. I would suspect it’s going to go up a few basis points here in Q1, and then kind of move up a little bit more through that. So I would anticipate by the time we finish ‘25, we’re probably at a 3.50% to 3.55% range in Q4 of ‘25.

On Marblehead, they’re going to bring $22 million of loans at loan pricing higher than what we have on our books today, probably in the high 6s, low 7s on average of their portfolio, which is a pretty strong portfolio. We’ve successfully executed on liquidating their bond portfolio. Their average cost of funds on the deposit side, is, call it, $185 million, $190 million. And -- so we’re going to immediately move that into, overnight, at a minimum.

And as Steve said, we have a pretty strong loan pipeline that we think is going to drive, call it, 350 to 400 basis points. We’re still extremely confident in the model and the metrics that we put forward that we’re going to be able to have pretty strong EPS accretion from the transaction, $0.15 to $0.20 a share here in ‘25, especially since we were able to close it, call it, 2 months earlier than we had originally anticipated. So I hope that kind of cleans up some data.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. And how much liquidity, Tony? I mean what’s the size of that bond portfolio that you redeploy is -- kind of what’s the size of that today?

Anthony V. Cosentino

Executive VP & CFO

Yes. So total assets for them, $60 million. But net-net, their deposit base is, call it, $52 million. So after we kind of clean up everything, that’s really going to be the liquidity that comes over. And they got $22 million of loans on the books that are going to come over. We don’t anticipate doing anything with them, no liquidation or movement of those. So we’re going to have, call it, $30 million -- $31 million to $32 million of fresh liquidity to redeploy.

I think we’ll be patient here given our loan pipeline and just anticipate that -- because as Steve said, most of these have been booked and are going to fund. And at a Fed funds of 4.60% to 5.50% on the short end, we’re going to be just fine on at least being above our current 3.35% margin at a minimum out of the gate, but we want to accelerate that EPS recapture as quickly as we can.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Got you. Okay. And then in terms of credit quality, I think I heard the comment that the -- I guess there’s some potential resolution here of the credit. So I guess, was the commentary on the call, and maybe I missed it, that this was a high watermark kind of on that front, and we have to see a little movement down the next couple of quarters. Is that with pretty minimal, I guess, loss content?

Steven A. Walz

Executive VP & Chief Lending Officer

Yes, Brian, I think the credits, as referenced earlier that increased that nonperforming number in ‘24, they weren’t a surprise to us necessarily. These are credits we’ve been monitoring. We have a very robust internal loan review process, so not particularly surprised.

We do expect, as noted, resolution of at least a couple of those, certainly by midyear, had been hopeful, frankly, of resolution of at least one prior to year-end, but the court dockets didn’t precisely play along. But that said, we expect, absent again unforeseen shocks, improvement in those numbers going forward. We think we’ve got a pretty good handle on what’s out there and where we are.

Anthony V. Cosentino

Executive VP & CFO

And as we said, to add on, we feel our collateral is very strong, and we don’t think we’re going to have any further deterioration. We took some charge-offs here in Q4, as we talked about. But 2 basis points for the entire year is kind of the high watermark we’ve had for the last 3 or 4 years. So we don’t anticipate any further declination out of those couple of credits.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. I got you. And then in terms of, I guess, the funding of the loan growth, Tony, it sounds like not much in the way of deposit growth to expect this year, I guess, given the liquidity and like some potential cash flow from the bond portfolio. Is that fair how to think about the balance sheet on the deposit growth?

Anthony V. Cosentino

Executive VP & CFO

Yes. I mean I think we have, call it, $55 million of funding kind of locked in between the bond amortization and the Marblehead net liquidity. I think I’d be disappointed if we don’t grow loans, call it, $80 million to $85 million to $90 million this year on a year-over- year basis. That includes the $22 million of Marblehead, so call it $70 million or so from where we are.

So that means we’re still going to have to come up with, call it, a $30 million deposit raise throughout our network, which I think is eminently doable. And we do have a -- we’re a little cautious on the Homebuyer in year 2 that some of that is going to kind of matriculate its way out of us, not the full pool, but a portion of that $50 million will decline by the time we sit here a year from now.

Mark A. Klein

Chairman, President & CEO

And Brian, just to tag on to that. Obviously, we don’t want to go generate deposits above the current margin. But if we can do C&I loans that we have now a greater emphasis on across the board, including incentive plan, we need to generate more of those lower-cost transactional accounts, as we all know. We’ll take all those we can get.

And certainly, Marblehead gives us some greater opportunity because they’ve been in a defensive mode as we speak. But we’re going to go on offense there, just like the other markets. But clearly, if the deposits are below the margin, we’re going to go find it. But I agree with Tony, if we don’t need it, we’re certainly not going to pay 4.5% and 5% for it.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. And then this is the last one for me, which is on the expense outlook. Just kind of if we layer in Marblehead, can you just talk about kind of the run rate in expenses kind of starting 1Q? And then just how that -- the expense discipline you guys have had has been great. So just trying to understand kind of how that run rate may trend as you kind of go through 2025.

Anthony V. Cosentino

Executive VP & CFO

Yes. So we did $43 million for the full year. And if we extrapolate fourth quarter, we’re kind of on a $44 million run rate. I think we’ve spent a fair amount on resources, technology and those kinds of things. I think a lot of that is in our rearview mirror. We do have some projects we’re still contemplating.

Obviously, Marblehead is going to bring on an expense base, but it’s relatively inexpensive for the size of their structure. They don’t have a great amount of expenses that’s going to cause us outside of our conversions and all those kinds of things, which we’ll take care of.

But I would think we’re kind of on that 2.5% to 3.5% growth rate over kind of where we were here in Q4. But we have made it extremely plain to all of our teams that the growth and revenue part of the equation is the first thing we’re going to talk about in 2025.

We kind of got behind the 8 ball in the first part of ‘24. Expenses rose faster than revenue, and we have got to get back to positive operating leverage of 1.2% to 1.5% -- 1.5x sorry, because I think that clearly is the structure we should be in given our past reliance on revenue growth.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Congrats on a nice quarter here and nice end of the year and the Marblehead deal closing.

Mark A. Klein

Chairman, President & CEO

Thanks, Brian. We’re looking forward to a really good 2025 on a number of fronts, not the least of which is a more positive sloping yield curve, which should drive margins a little bit wider than what we have now, all things being equal. So thanks for joining.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark A. Klein

Chairman, President & CEO

Once again, thanks for joining us. We certainly look forward to chatting with you again in April and delivering results for first quarter 2025. Optimism remains high and looking forward to reporting results in April. Thanks for joining, and goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.